Exhibit 99.1

Contact: David W. Gryska Sr. Vice President and Chief Financial Officer Celgene Corporation (908) 673-9059	Brian P. Gill Vice President, Corporate Communications Celgene Corporation (908) 673-9530
CELGENE CORPORATION ELECTS CARRIE S. COX
TO BOARD OF DIRECTORS
SUMMIT, NJ — (December 16, 2009) — Celgene Corporation (NASDAQ: CELG) announced the election of Carrie S. Cox to the Company’s Board of Directors. Ms. Cox is an experienced corporate director with a distinguished career in global healthcare. She has served as executive vice president and president of Schering-Plough’s Global Pharmaceutical Business, one of the largest and most successful multi-national healthcare companies in the world. Before joining Schering-Plough, Ms. Cox served as executive vice president and president of Pharmacia Corporation’s Global Prescription Business.
“We are delighted that a dynamic and experienced leader like Carrie Cox is joining our Board of Directors,” said Sol. J. Barer, Ph.D., Chairman and Chief Executive Officer of Celgene Corporation.” Her 25-plus years of leadership and accomplishments in global healthcare will contribute greatly to our objective to become a pre-eminent biopharmaceutical company worldwide.”
Ms. Cox is a member of the Board of Directors of Texas Instruments and served on their audit and compensation committees, as well as recently being appointed to the Board of Directors of Cardinal Health. She is also a member of the Harvard School of Public Health’s Health Policy and Management Executive Council and a member of the Board of Overseers of the University of Pennsylvania Museum of Archaeology and Anthropology.
FORTUNE magazine named Ms. Cox to its List of the “50 Most Powerful Women in Business.” She has been named “Healthcare Businesswoman of the Year” by the Healthcare Businesswomen’s Association and a “Woman of Influence” by NJ Biz, New Jersey’s leading business magazine. Ms. Cox is a graduate of the Massachusetts College of Pharmacy.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

This release contains forward-looking statements which are subject to known and unknown risks, delays, uncertainties and other factors not under Celgene’s control, which may cause actual results, performance or achievements of Celgene to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and other factors described in Celgene’s filings with the Securities and Exchange Commission such as its 10-K, 10-Q and 8-K reports.